UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 8, 2024

Bright Mountain Media, Inc.

(Exact name of registrant as specified in its charter)

Florida

(State or other jurisdiction of incorporation)

000-54887	27-2977890
(Commission File Number)	(IRS Employer Identification No.)

6400 Congress Avenue, Suite 2050

Boca Raton, Florida 33487

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (760) 707-5959

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On November 8, 2024, Bright Mountain Media, Inc. (the “Company”) entered into an Executive Employment Agreement (the “Employment Agreement”) with Matthew Drinkwater, the Company’s Chief Executive Officer, which Employment Agreement will be effective as of December 1, 2024 (the “Effective Date”). Upon the Effective Date, the Employment Agreement will replace Mr. Drinkwater’s existing employment agreement with the Company, and such existing employment agreement will be terminated.

The Employment Agreement provides for an initial term of three years, subject to successive one-year automatic extensions, unless either party provides notice of its intent not to renew the Employment Agreement at least 120 days prior to the then-current expiration date. Pursuant to the Employment Agreement, Mr. Drinkwater is entitled to receive an initial annual salary of $400,000, which amount may be increased by the Company during the term of the Employment Agreement. Mr. Drinkwater is also entitled to an annual bonus of up to $600,000 based on the achievement of certain performance targets by the Company. In addition to his base salary and annual bonus, Mr. Drinkwater will be eligible to participate in all of the Company’s benefit plans offered to employees of the Company from time to time, subject to satisfying eligibility requirements. Further, Mr. Drinkwater has been granted options to purchase 125,000 shares of the Company’s common stock, at an exercise price of $0.035 per share, which was the fair market value of the Company’s common stock on the date of grant. The options will vest over four years and otherwise be subject to the terms of the Bright Mountain Media, Inc. Stock Option Plan. Pursuant to the terms of the Employment Agreement, Mr. Drinkwater is bound by customary non-competition and non-solicitation covenants during his period of employment. If Mr. Drinkwater is terminated for cause or Mr. Drinkwater terminates the Employment Agreement for any reason, Mr. Drinkwater will be bound by such non-competition covenants for a period of one year after the date his employment with the Company terminates. Mr. Drinkwater will be bound by such non-solicitation covenants for a period of two years after the date his employment with the Company terminates regardless of the reason for such termination. Additionally, pursuant to the terms of the Employment Agreement, Mr. Drinkwater is bound by certain customary non-disclosure covenants during the period of his employment and after the date his employment with the Company terminates.

In the event that Mr. Drinkwater is terminated without cause, which includes a termination by Mr. Drinkwater for Good Reason (as defined in the Employment Agreement), or the Employment Agreement is terminated by way of non-renewal on the part of the Company, Mr. Drinkwater will be entitled to (i) any accrued but unpaid benefits under the Employment Agreement, (ii) any earned but unpaid annual bonus amounts, and (iii) monthly severance payments for a period of 12 months equal to between 100% and 150% of his base monthly salary at the time of termination, depending on the conditions of the termination. In the event that Mr. Drinkwater is terminated with cause or the Employment Agreement is terminated by way of non-renewal on the part of Mr. Drinkwater, Mr. Drinkwater will be entitled to any accrued but unpaid benefits under the Employment Agreement. Further, notwithstanding the foregoing, if Mr. Drinkwater is terminated without cause, including a termination by Mr. Drinkwater for Good Reason, within three months before or within one year following a change in control of the Company, Mr. Drinkwater will be entitled to monthly severance payments for a period of 12 months equal to 150% of his base monthly salary at the time of termination.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bright Mountain Media, Inc.

Date: November 15, 2024	By:	/s/ Matt Drinkwater
Matt Drinkwater
Chief Executive Officer